Exhibit 99.1

Premier Entertainment Biloxi LLC

d/b/a Hard Rock Hotel & Casino Biloxi

Property Fact Sheet

As of December 31, 2004

Property Information:

Remaining Gaming Regulatory Approval:	Anticipated January 20, 2005

Opening Date:	Late August / Early September 2005

Project Budget:	$235 million

Architect:	Paul Steelman Design Group

General Contractor:	Roy Anderson Corp.

GMP Change Orders:

As of December 31, 2004, we have entered into one change order with the General Contractor in the amount of $3.6 million. This change order enabled Hard Rock Biloxi to add 12 rooms, expand 3rd level lowrise approximately 4,000 square feet, create an additional 7,800 square feet of restaurant space, and enhance casino ceiling design

GMP Percentage Complete:	Total GMP is $85.6 million including the change order of which 52.17% or $44.7 million is completed

Contingency Funds Used:	$3.6 million

Contingency Funds Remaining:	$8.4 million

Non-gaming FF&E	Approximately $5.5 million ordered
Approximately $21.0 million to be ordered

Land Owned:	Approximately 8.5 Acres

Land Leased:	Tidelands (water surface) of approximately 5 acres

Hotel Rooms:	318 rooms including 24 Suites

Gaming Space:	50,000 square feet

Number of Slots:	1,500 state of the art coin-less devices

Number of Table Games:	50

Number of Poker Games	6

Owned Restaurants:	450 seat buffet, 50 seat 24-7 Grill, and 135 seat fine dining restaurant/lounge

Leased Retail:	240 seat Ruth’s Chris Steakhouse
242 seat Hard Rock Café
Hard Rock Retail Store
Ben and Jerry’s Ice Cream Shop

Lounges:	Center Bar
12th floor Lounge with a capacity of approximately 250 people

Entertainment:	Hard Rock Live entertainment theater with approximately 1,200 seats

Available Parking:	On site parking garage including valet with approximately 1,650 spaces

Gaming System:	IGT Advantage Gaming System (ACRES)

Property Management System:	Micros Fidelio

Financial/Human Resource System:	People Soft

Secured FF&E Financing:

IGT has provided $15 million in financing for slot devices, IGT Advantage Gaming System and related equipment. Terms are $0 down at prime rate to be amortized over 60 months on a 36 month term loan with a balloon payment due the 37th month. The first payment is due 30 days after opening or 90 days from date of delivery.

Current Number of Employees:	11